As filed with the Securities and Exchange Commission on October 12, 2018

Registration No. 333-222192

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1

Form S-3

Registration Statement

under

the Securities Act of 1933

Transamerica Advisors Life Insurance Company

(Exact name of Registrant as specified in its charter)

Arkansas	91-1325756
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Alison Ryan, Esq.

Associate General Counsel, Assistant Secretary and Vice President

Transamerica Advisors Life Insurance Company

1801 California S. Suite 5200

Denver, CO 80202

(720) 488-7884

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Transamerica Advisors Life Insurance Company

Administrative and Service Office

4333 Edgewood Road, N.E.

Cedar Rapids, IA 52499

(800) 535-5549

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment removes from registration all of the securities that were unsold under the registration statement as of the date this post-effective amendment become effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Certificates issued pursuant to Master Contingent Fixed Annuity Contract	N/A	N/A	$35,560,980 (1)(2)	$0(2)

(1)

The proposed maximum aggregate offering price is estimated solely for the purposes of determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

(2)

This Registration Statement is filed in accordance with Rule 415(a)(6) under the Securities Act of 1933 (“Securities Act”) and registers only securities that were previously registered and remain unsold. This Registration Statement solely relates to $35,560,980 of unsold securities registered pursuant to the Registrant’s registration statement File No. 333-222192 on Form S-3 initially filed on April 6, 2018 (the “Prior Registration Statement”). A filing fee of $4,103 was paid with respect to the unsold securities. The filing fee previously paid with the Registrant’s earlier registration statement, File No. 200770 on Form S-3 initially filed on December 5, 2014 is offset against the fee currently due pursuant to Rule 457(p) under the Securities Act. No additional shares are being registered hereunder, and no registration fee is due. Pursuant to Rule 415(a)(6), the offering of unsold securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

REMOVAL OF SECURITIES FROM REGISTRATION

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-222192) (“Registration Statement”) is being filed pursuant to Item 512(a)(3) of Regulation S-K under the Securities Act of 1933, as amended, to remove from registration those securities of a group (or individual) contingent deferred annuity contract (“Contract”) issued by Transamerica Advisors Life Insurance Company (“Company”) that were previously registered and remain unsold under such Registration Statement.

ELIMINATION OF CERTIFICATE FEE

Effective on or about December 1, 2018 (the “Effective Date”), the Contract will be endorsed to eliminate the Certificate Fee assessed by the Company under the Contract. Consequently, as of the Effective Date, Certificate Owners will no longer be responsible for paying the Certificate Fee, such fee will no longer be due on Quarterversaries thereafter, and the Contract provisions that would terminate the Contract upon non-payment of the Certificate Fee will no longer be enforced.

Because Certificate Fees are paid in advance, any refund due to a Certificate Owner after the Effective Date will be prorated according to the number of days remaining in such Certificate Owner’s Quarterversary.

* * * * * * * *

New Contracts are no longer offered or sold. On and after the Effective Date, the Company will no longer assess a Certificate Fee for the benefits provided under the Contract. The Company does not intend to use the Registration Statement to sell any other securities. Therefore, the offering is being terminated as of the Effective Date and the Company hereby removes from registration any previously registered securities that remain unsold under the Registration Statement as of that date, or such date as this Registration Statement becomes effective.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14 Other Expenses of Issuance and Distribution

The expenses in connection with the issuance and distribution of the Certificates, other than any underwriting discounts and commissions, are as follows (except for the SEC filing fee, all amounts shown are estimates):

SEC Filing Fee	$4,103
Printing and Engraving	$2,760
Legal Fees and Expenses	$25,000
Miscellaneous	$500
Total Expenses	$32,363

Item 15 Indemnification of Directors and Officers

The following provisions regarding the Indemnification of Directors and Officers of the Registrant are applicable:

1. AMENDED BY-LAWS OF TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY, ARTICLE VI

Section 1. Actions Other Than by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer or employee of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 2. Actions by or in the Right of the Corporation. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer or employee of the Corporation, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the Court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

Section 3. Right to Indemnification. To the extent that a director, officer or employee of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

Section 4. Determination of Right to Indemnification. Any indemnification under Sections 1 and 2 of this Article (unless ordered by a Court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 1 and 2 of this Article. Such determination shall be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

2. DIRECTORS’ AND OFFICERS’ INSURANCE

TALIC has purchased from American International Group, Inc., directors’ and officers’ liability insurance policies which cover, in addition to the indemnification described above, liabilities for which indemnification is not provided under the By-Laws. The Company will pay an allocable portion of the insurance premium with respect to such insurance policy.

3. ARKANSAS BUSINESS CORPORATION LAW

In addition, Section 4-26-814 of the Arkansas Business Corporation Law generally provides that a corporation has the power to indemnify a director or officer of the corporation, or a person serving at the request of the corporation as a director or officer of another corporation or other enterprise against any judgments, amounts paid in settlement, and reasonably incurred expenses in a civil or criminal action or proceeding if the director or officer acted in good faith in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation (or, in the case of a criminal action or proceeding, if he or she in addition had no reasonable cause to believe that his or her conduct was unlawful).

4. SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of TALIC pursuant to the foregoing provisions or otherwise, TALIC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 16 Exhibits

1	Underwriting Agreement. (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-3 File No. 333-177282 filed on December 15, 2011)

2	Not applicable.

3(i)	Articles of Incorporation of Transamerica Advisors Life Insurance Company (Incorporated by Reference to Merrill Lynch Life Variable Annuity Separate Account D’s Post-Effective Amendment No. 11 to Form N-4, Registration No. 333-91098, Filed September 30, 2010.)

3(ii)	Amended By-Laws of Transamerica Advisors Life Insurance Company (Incorporated by Reference to Merrill Lynch Life Variable Annuity Separate Account D’s Post-Effective Amendment No. 11 to Form N-4, Registration No 333-91098, Filed September 30, 2010.)

4(i)	Form of Group Fixed Contingent Annuity Contract (Incorporated herein by reference to the Initial Filing to Form S-3 File No. 333-177282 filed on October 13, 2011).

4(ii)	Form of Fixed Contingent Annuity Certificate. (Incorporated herein by reference to the Initial Filing to Form S-3 File No. 333-177282 filed on October 13, 2011).

4(iii)	Form of Enrollment Form. (Incorporated herein by reference to the Initial Filing to Form S-3 File No. 333-177282 filed on October 13, 2011).

4(iv)	Form of Contract Endorsement (Filed herewith).

5	Opinion as to the Legality of securities being registered. [Filed as Exhibit 23(i)].

6	Not applicable.

7	Not applicable.

8	Not applicable.

9	Not applicable.

10	Material Contracts. (Incorporated herein by reference to the Initial Filing to Form S-3 File No. 333-177282 filed on October 13, 2011).

11	Not applicable.

12	Not applicable.

13	Not applicable.

14	Not applicable.

15	Not applicable.

16	Not applicable.

17	Not applicable.

18	Not applicable.

19	Not applicable.

20	Not applicable.

21	Not applicable.

22	Not applicable.

23(i)	Opinion and Consent of Counsel. (Filed herewith).

23(ii)	Consent of Independent Registered Public Accounting Firm (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-3 Registration Statement (File No. 333-222192) filed on April 6, 2018.)

24	Powers of attorney (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-3 Registration Statement (File No. 333-222192 filed on April 6, 2018.)

25	Not applicable.

26	Not applicable.

27	Not applicable.

Item 17 Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of TALIC pursuant to the foregoing provisions or otherwise, TALIC has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

Registration No. 333-222192

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Exhibit Index

Exhibit No.	Description of Exhibit	Page No.

4(iv)	Form of Contract Endorsement

23(i)	Opinion and Consent of Counsel

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on October 12, 2018.

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY Registrant

By:	/s/ Blake S. Bostwick
Blake S. Bostwick Director and President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

* Blake S. Bostwick	Director and President	October 12, 2018

* Mark W. Mullin	Director	October 12, 2018

* David Schulz	Director and Vice President – Tax	October 12, 2018

* Michiel van Katwijk	Director, Senior Vice President, Chief Financial Officer and Treasurer	October 12, 2018

* Jay Orlandi	Director, Secretary, General Counsel and Senior Vice President	October 12, 2018

* Katherine A. Schulze	Director, Deputy General Counsel and Chief Compliance Officer	October 12, 2018

/s/ Alison Ryan Alison Ryan		October 12, 2018

*By Alison Ryan – Attorney-in-Fact pursuant to Powers of Attorney filed herewith.